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                                                                 EXHIBIT 23.3


                                      CONSENT


       Law Engineering and Environmental Services, P.C. hereby consents to the disclosure of its Phase 1 Environmental Site Assessment and Limited Asbestos, Lead and Drinking Water, and Lead Based Paint Survey reports with respect to the Two Penn Plaza, 866 U.N. Plaza, 1740 Broadway, Eleven Penn Plaza, Two Park Avenue and 330 Madison Avenue office properties, and to the references to the firm and such reports under the captions "Risk Factors--Possible Environmental Liabilities," "The Properties--The Portfolio--Historical Capital Expenditures" and "Experts" in the Registration Statement on Form S-11 of The Mendik Company, Inc.

              Law Engineering and Environmental Services, P.C.



              By: /s/ John L. Cusack
                  ------------------
              Name: John L. Cusack
              Title: Principal/shareholder



Date:  December 13, 1996